Exhibit 10.12.1

ADDENDUM

TO

STRATEGIC MARKETING ALLIANCE AGREEMENT

THIS ADDENDUM TO STRATEGIC MARKETING ALLIANCE AGREEMENT (the “Addendum”) is entered into this 27th day of December, 2004, by and among Roche Diagnostics Corporation, an Indiana corporation, whose primary place of business is located at 9115 Hague Road, Indianapolis, Indiana, 46250 (“RDC”), Bio-Reference Laboratories, Inc., a New Jersey corporation, whose primary place of business is located at 481B Edward Ross Drive, Elmwood Park, New Jersey, 07407 (“BRLI”) and CareEvolve.com, Inc., a New Jersey corporation, whose primary place of business is located at 481B Edward Ross Drive, Elmwood Park, New Jersey, 07407 (“CareEvolve”).  (RDC, BRLI and CareEvolve are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”)

PRELIMINARY STATEMENTS

A.            CareEvolve, RDC and BRLI entered into that certain Strategic Marketing Alliance Agreement dated as of December 31, 2001 (the “Original Agreement”), a copy of which is attached hereto as Exhibit A and made a part hereof; and

B.            Pursuant to the Original Agreement, the Parties created and participated in a strategic marketing alliance (the “Alliance”).

C.            The Parties now wish to modify the structure of the Alliance to, among other things, reallocate responsibility for the provision of management services to CareEvolve and alter the cost and expense structure between RDC and BRLI.

D.            To those ends, the Parties wish to affirm portions of the Original Agreement, amend other portions of the Original Agreement and supplement the Original Agreement through this Addendum.

TERMS

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.             Integration with Original Agreement.  RDC and BRLI hereby ratify, affirm and approve all terms and conditions of the Original Agreement, unless the same are specifically amended, deleted, or supplemented by this Addendum.  In the event of any conflict between the terms of the Original Agreement and the terms of this Addendum, the terms of this Addendum shall take precedence over the Original Agreement, and this Addendum shall govern and control.  All references herein to the “Agreement” shall mean the Original Agreement and this Addendum together.  All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Original Agreement.

2.             Acknowledgement of Continued Operation.  The Parties hereby stipulate, acknowledge, understand and agree that CareEvolve has operated in accordance with the direction and approval of the Steering Committee and that the Alliance has developed into a business operation that RDC and BRLI wish to continue developing and building as a joint effort.  The parties further agree that:

(a) All obligations of RDC with respect to periods after August 31, 2003 imposed by Section 2 of the original Agreement are hereby cancelled as of August 31, 2003.

(b) All obligations of BRLI and CareEvolve with respect to periods after August 31, 2003 imposed by Section 3 and 4 of the Original Agreement are hereby cancelled as of August 31, 2003.

(c) All obligations of RDC, BRLI and CareEvolve with respect to periods after August 31, 2003 imposed by Section 5 of the Original Agreement are hereby cancelled as of August 31, 2003.

(d) All rights of RDC to a return of its invested capital, to a “revenue stream” and to a license as set forth in Section 8(b) of the Original Agreement are hereby cancelled nunc pro tunc as of October 31, 2004.

(e) All rights of RDC to purchase equity interests in BRLI or CareEvolve as set forth in Section 15(a) of the Original Agreement are hereby cancelled nunc pro tunc as of October 31, 2004.

(f) Each party hereto hereby releases each and every other party hereto from any and all liability for failure to perform any duty, effect any payment or fully meet any obligation set forth in any of the above provisions of the Original Agreement described in this Section 2 whether prior to or subsequent to August 31, 2003. The parties hereto agree that for all periods subsequent to August 31, 2003, the provisions of Section 5, 6, 7, 8 and 9 of this Addendum shall be binding on each of them.

Representations and Warranties of RDC.  RDC hereby represents and warrants to BRLI as follows:

Authority; Binding Agreement; Non-contravention.  RDC has full power and authority to execute and deliver this Addendum and the other documents relating to the Alliance (the “Alliance Documents”) and to perform its obligations hereunder and thereunder.  This Addendum and the other Alliance Documents, when executed, will constitute the valid and binding obligation of RDC, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Addendum and the other Alliance Documents, nor the consummation of the actions and transactions contemplated herein and therein will, with or without the passage of time or the delivery of notice, (i) conflict with, result in a breach or constitute a default under any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which RDC is a party or bound, (ii) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court, administrative agency, commission or other governmental entity or instrumentality, or (iii) violate any provision of the Articles of Incorporation, bylaws or other constituent documents of RDC.

Organization.  RDC is a corporation duly organized and validly existing under the laws of the State of Indiana.

Consents.  No notice to, filing with or authorization, consent or approval of any governmental entity or third party is necessary for the consummation by RDC of the actions and transactions contemplated by this Addendum and the other Alliance Documents.

Authorization.  All corporate action on the part of RDC and its directors and its shareholders necessary for the authorization, execution, delivery and performance by RDC of each Alliance Document and the consummation of the actions and transactions contemplated therein has been taken.

Litigation.  There is no action, suit, proceeding or investigation pending, or to RDC’s knowledge, currently threatened against RDC that questions the validity of this Addendum or any other Alliance Document, or the right of RDC to enter into such agreements, or to consummate the actions and transactions contemplated hereby or thereby.

Representations and Warranties of BRLI.  BRLI hereby represents and warrants to RDC as follows:

Authority; Binding Agreement; Non-contravention.  BRLI has full power and authority to execute and deliver this Agreement and the other Alliance Documents and to perform its obligations hereunder and thereunder.  This agreement and the other Alliance Documents, when executed, will constitute the valid and binding obligation of BRLI, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Addendum and the other Alliance Documents, nor the consummation of the actions and transactions contemplated herein and therein will, with or without the passage of time or the delivery of notice, (i) conflict with, result in a breach or constitute a default under any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which BRLI is a party or bound, (ii) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court, administrative agency, commission or other governmental entity or instrumentality, or (iii) violate any provision of the Articles of Incorporation, bylaws or other constituent documents of BRLI.

Organization.  BRLI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

Consents.  No notice to, filing with or authorization, consent or approval of any governmental entity or third party is necessary for the consummation by BRLI of the actions and transactions contemplated by this Addendum and the other Alliance Documents.

Confirmation of CareEvolve Representations and Warranties.  All representations and warranties made by CareEvolve in this Addendum or any other Alliance Document are true, correct and complete, and no such representation or warranty contains any untrue statement of a material fact, or omits a material fact necessary to make the statements therein not misleading.

Authorization.  All corporate action on the part of BRLI and its directors and its shareholders necessary for the authorization, execution, delivery and performance by BRLI of each Alliance Document and the consummation of the actions and transactions contemplated therein has been taken.

Litigation.  There is no action, suit, proceeding or investigation pending, or to BRLI’s knowledge, currently threatened against BRLI that questions the validity of this Addendum or any other Alliance Document, or the right of BRLI to enter into such agreements, or to consummate the actions and transactions contemplated hereby or thereby.

Representations and Warranties of CareEvolve.  CareEvolve hereby represents and warrants to RDC as follows:

Authority; Binding Agreement; Non-contravention.  CareEvolve has full power and authority to execute and deliver this Addendum and the other Alliance Documents and to perform its obligations hereunder and thereunder.  This Addendum and the other Alliance Documents, when executed, will constitute the valid and binding obligation of CareEvolve, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Addendum and the other Alliance Documents, nor the consummation of the actions and transactions contemplated herein and therein will, with or without the passage of time or the delivery of notice, (i) conflict with, result in a breach or constitute a default under any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which CareEvolve is a party or bound, (ii) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court, administrative agency, commission or other governmental entity or instrumentality, or (iii) violate any provision of the Articles of Incorporation, bylaws or other constituent documents of CareEvolve.

Organization.  CareEvolve is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

Consents.  No notice to, filing with or authorization, consent or approval of any governmental entity or third party is necessary for the consummation by CareEvolve of the actions and transactions contemplated by this Addendum and the other Alliance Documents.

Authorization.  All corporate action on the part of CareEvolve and its directors and its shareholders necessary for the authorization, execution, delivery and performance by CareEvolve of each Alliance Document and the consummation of the actions and transactions contemplated therein has been taken.

Ownership of Intellectual Property.  CareEvolve has a license with BRLI to re-license all inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements, patents, trademarks (registered and unregistered), service marks, trade dress, trade names, mask works, domain names and URL’s, copyrights (registered and unregistered) and other intellectual property used or useful in connection with the CareEvolve Service and the development, marketing and sale thereof (collectively, the “CareEvolve IP”).  No person has challenged or, to CareEvolve’s knowledge, threatened to challenge the validity of or CareEvolve’s rights to the CareEvolve IP.  No act or omission of CareEvolve or BRLI, including, without limitation, the use, production, marketing, licensing or sale of the CareEvolve Service generally, or the CareEvolve IP specifically, violates, infringes or misappropriates, or has violated, infringed or misappropriated, any intellectual property rights of any other person or entity.

Subsidiaries.  CareEvolve does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity.  CareEvolve is not a participant in any joint venture, partnership or similar arrangement other than the Alliance.

Payment of Expenses.

The Parties, and all of them, stipulate, understand and agree that all expenses and costs of operation of CareEvolve have been fully funded through August 31, 2003 and that from and after September 1, 2003, BRLI and CareEvolve shall be responsible for the payment of all expenses and costs of any kind whatsoever for the operation, administration, management and maintenance of CareEvolve.  RDC has previously contributed sums in excess of the sums required to be paid under the terms of the Original Agreement.  In consideration for RDC waiving its right (if any) to reimbursement of any previous contributions, BRLI and CareEvolve hereby agree that RDC shall have no further obligation to contribute to any of the ongoing costs and expenses of CareEvolve from and after September 1, 2003.  Nothing in this section will prevent RDC from making contributions of either a financial or other kind to help out with the operations of CareEvolve, but such contributions will be strictly voluntary in nature and of no material consequence to the further terms and conditions of this Agreement.  This section represents a material change in the relationship of the parties.  BRLI shall be responsible for any deficit that shall occur in the financial operations of CareEvolve from and after September 1, 2003.

Steering Committee Duties.

The parties agree that the Steering Committee shall continue to exist for the purpose of providing joint planning, guidance and support to CareEvolve.  However, the Steering Committee shall meet only at such times and such places as shall be mutually convenient to all parties rather than any formal schedule of meetings.

Right of First Refusal.

BRLI hereby grants RDC during the term of this Agreement a right of first refusal to purchase CareEvolve from BRLI at substantially the same price and upon substantially the same terms as any valid, reasonable offer by a third party to purchase CareEvolve from BRLI which BRLI is willing to accept.  BRLI shall promptly provide to RDC written notice of any offer received from a third party to purchase CareEvolve from BRLI that BRLI is willing to accept, which notice shall include a detailed, complete description of the terms of the offer provided by such third party.  RDC shall have thirty days from the date of notice to exercise such right of first refusal by providing written notice to BRLI of RDC’s intent to exercise its right of first refusal.

Exclusive Arrangement with IVD Companies.

BRLI and CareEvolve agree that during the term of this Agreement the CareEvolve IP will not be licensed to, co-marketed by, distributed by, or otherwise be subject to in any marketing or distribution agreement with any IVD (In Vitro Diagnostic) company other than RDC.  RDC shall have the right to unilaterally waive this provision at its own discretion.

Term; Termination.

Term.  In accordance with Original Agreement Section 6, the Term of the Agreement commenced on the date of the Original Agreement and shall continue for a period of five years following the date of the Original Agreement, unless earlier terminated in accordance with Section 11(b).

Termination.  The Agreement (including the Original Agreement and this Addendum) may be terminated:

(1)           Mutual Agreement.  Immediately, upon the mutual written agreement of the Parties;

(2)           Anniversary Dates.  On the first or any subsequent anniversary of the date of the Original Agreement, by any Party, upon written notice to the other Parties provided at least thirty, but no more than sixty, days prior to the applicable anniversary date; provided, however, that any notice of termination provided by CareEvolve pursuant hereto must be approved in advance by the Steering Committee;

(3)           Material Breach.  Immediately, by a non-breaching Party, upon written notice if a Party materially breaches the Original Agreement or this Addendum or any other Alliance Document, and such breach is not curable, or if such breach is curable, within the thirty-day period following the provision of written notice of such breach to the breaching Party, if such breach is not cured within the thirty-day period;

(4)           Bankruptcy.  Immediately, by any Party upon written notice, if any other Party (i) becomes insolvent; (ii) makes an assignment for the benefit of its creditors; (iii) seeks or obtains protection under the bankruptcy laws of the United States or any state, whether voluntarily or involuntarily; (iv) develops or has developed a plan of arrangement or compensation agreement as a result of a general meeting of its creditors; (v) has appointed a receiver, custodian, trustee or like officer to take possession of all or any substantial part of its assets; (vi) has all or any substantial part of its assets attached, executed or seized; or (vii) admits in writing its inability to pay its debts as they mature;

(5)           Termination of Reseller Agreement.  Immediately, by RDC, if the MedUnite Reseller

Agreement attached as Exhibit A to the Original Agreement expires or is terminated for any reason whatsoever, unless the MedUnite Reseller Agreement is terminated as a direct result of the acts, actions or failures to act on the part of RDC; and

(6)           Steering Committee Deadlock.  Immediately, by any Party, if the Steering Committee is unable to reach agreement on a material business issue relating to the conduct of the business, and after submission of the issue to management discussions in accordance with Original Agreement Section 15(c) the Parties are unable to resolve the deadlock.

Indemnification Provisions for the Benefit of BRLI and CareEvolve.  RDC shall indemnify, defend and hold harmless BRLI and CareEvolve and their agents, shareholders, officers, directors, affiliates, successors and assigns from and against any and all actions, suits, proceedings, claims, demands, orders, damages, dues, penalties, fines, costs, liabilities, obligations, losses, expenses and fees (including without limitation attorneys’ fees and costs) (collectively, “Losses”) resulting from (a) RDC’s breach of any representation, warranty or covenant contained in this Addendum or any other Alliance Document, or (b) RDC’s gross negligence or willful misconduct in the course of its performance of this Agreement or any other Alliance Document.

Indemnification Provisions for the Benefit of RDC.

As to BRLI:  BRLI shall indemnify, defend and hold harmless RDC and its agents, shareholders, officers, directors, affiliates, successors and assigns from and against any and all Losses resulting from (a) BRLI’s or CareEvolve’s breach of any material representation, warranty or covenant contained in this Addendum or any other Alliance Document, or (b) BRLI’s or CareEvolve’s gross negligence or willful misconduct in the course of its performance of this Addendum or any other Alliance Document.

As to CareEvolve:  CareEvolve shall indemnify, defend and hold harmless RDC and its agents, shareholders, officers, directors, affiliates, successors and assigns from and against any all Losses resulting from (a) CareEvolve’s breach of any material representation, warranty or covenant contained in this Addendum or any other Alliance Document, (b) CareEvolve’s gross negligence or willful misconduct in the course of its performance of this Addendum or any other Alliance Document, (c) any injuries or death to persons, damage to property or other losses or liabilities whatsoever realized by a third party as a result of the marketing, sale, use, misuse, administration, transmission or other operation of the CareEvolve Service, and (d) any actual or alleged violation, infringement, breach or misappropriation by CareEvolve of any third party intellectual property rights caused or allegedly caused by CareEvolve’s marketing, ownership, use, misuse, licensing, sale, commercialization or any other utilization of the CareEvolve Service and/or the CareEvolve IP.

Miscellaneous.

Notice.  All notices, requests, demands, approvals, consents and other communications under this Addendum shall be made in accordance with Original Agreement Section 15(d).

Expenses.  Except as explicitly provided in Sections 14, 15 and 16(d) with respect to indemnification claims, each Party shall bear its own expenses in connection with the negotiation, execution and performance of this Addendum and the other Alliance Documents, including without limitation legal fees and expenses.

Succession and Assignment.  This Addendum shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign or delegate this Addendum or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

Taxes, Duties and Other Charges.  Unless the same are expressly made part of the RDC Expenses, BRLI and CareEvolve shall indemnify and hold harmless RDC from and against any sales, use, gross receipts, value-added, excise, property or other tax, tariff, duty or assessment (excluding income taxes incurred by RDC) and related interest and penalties collected, levied or imposed by national governments, state or provincial governments, local governments or any subdivision of the foregoing and arising out of or related to the operations of CareEvolve.

Publicity.  No Party shall issue any press release nor make any public announcement respecting the execution or the terms of this Addendum or any other Alliance Document without the prior approval of the other Parties.

Headings.  The section headings contained in this Addendum are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Addendum.

Counterparts; Facsimile Signatures.  This Addendum may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.  Delivery by a Party of executed counterparts of this Addendum by facsimile shall constitute execution and delivery of such counterpart to the same extent as if such counterpart were originally executed and delivered by such Party.

Severability.  If any provision of this Addendum shall be held invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue, all without affecting the validity, legality or enforceability of such provision in any other jurisdictions.

Amendment.  No provision of this Addendum may be changed, waived, discharged or terminated orally, by telephone or by any means except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought and then the same shall be effective only in the specific instance for which it is given.

Interpretation.  The Parties hereto acknowledge and agree that this Addendum represents the product of negotiations conducted in good faith and at arm’s-length and that this Addendum should not be interpreted in favor of or against any Party because of such Party’s ability or inability to control the drafting of this Addendum.

Entire Agreement.  This Addendum, along with the other Alliance Documents, contain the entire agreement of the Parties relating to the matters addressed herein or therein, superseding any and all prior agreements, whether written or oral, except as otherwise provided in Section 1.

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IN WITNESS WHEREOF, this Addendum is entered into as of the date first above written.

ROCHE DIAGNOSTICS CORPORATION

By:	/S/ Dick Alerman

Printed:	Dick Alerman

Its:	Senior Vice President and General Manager

BIO-REFERENCE LABORATORIES, INC.

By:	/S/ Richard L. Faherty

Printed:	Richard L. Faherty

Its:	Chief Information Officer

CAREEVOLVE.COM, INC.

By:	/S/ Richard L. Faherty

Printed:	Richard L. Faherty

Its:	Chief Executive Officer